Exhibit 21.1

List of Subsidiaries of BKV Corporation

Name	State or Other Jurisdiction of Incorporation or Organization
BKV Barnett, LLC	Delaware
BKV Chelsea, LLC	Delaware
BKV dCarbon Barnett Zero, LLC	Delaware
BKV dCarbon High West, LLC	Delaware
BKV dCarbon Las Tiendas, LLC	Delaware
BKV dCarbon Temple, LLC	Delaware
BKV dCarbon Ventures, LLC	Delaware
BKV High West Sequestration, LLC	Delaware
BKV Midstream, LLC	Delaware
BKV North Texas, LLC	Delaware
BKV Operating, LLC	Delaware
BKV Upstream Midstream, LLC	Delaware
BKV-BPP Cotton Cove, LLC	Delaware
BKVerde, LLC	Delaware
High West Sequestration, LLC	Louisiana
Kalnin Ventures LLC	Colorado